Exhibit 10.19
AMENDMENT NO. 4
TO
PETER D. MCDONALD
SECULAR TRUST AGREEMENT
          THIS AMENDMENT NO. 4 is made as of this 18th day of December, 2008 to the Peter D. McDonald Trust Agreement, dated September 29, 2006, as previously amended on March 12, 2007, June 4, 2007 and May 15, 2008 (the “Trust Agreement”), by and among UAL Corporation (the “Company”), Peter D. McDonald (the “Executive”) and The Northern Trust Company, as trustee (the “Trustee”).
          WHEREAS, Section 9(a) of the Trust Agreement authorizes its amendment by a written instrument executed by the Company, the Executive and the Trustee; and
          WHEREAS, the parties hereto wish to amend the Trust Agreement in the manner described herein.
          NOW THEREFORE, the Company, the Executive and the Trustee agree as follows:
          1. Amendment and Restatement of Section 2(c). Section 2(c) of the Trust Agreement shall be amended and restated in its entirety to read as follows:
“(c) Unless the Executive or the Company has provided written notice to the Trustee of the termination of the Executive’s employment prior to a Vesting Date in accordance with Section 2(d), or the Company has provided written notice to the Trust of the accelerated vesting of the Executive’s rights with respect to such or all of the Trust’s principal in accordance with Section 2(f), the portion of the Trust’s principal with respect to which the Executive’s rights have become vested shall be paid in full to the Executive in a single in-kind distribution within 30 days following the applicable Vesting Date to a brokerage account designated by the Executive in writing.”
          2. Amendment and Restatement of Section 2(e). Section 2(e) of the Trust Agreement shall be amended and restated in its entirety to read as follows:
“(e) In the event that the Executive’s rights with respect to 100% of the Trust’s principal become vested in accordance with Section 3(e) of the Employment Agreement as a result of the Executive’s termination of employment, the entire Trust Fund will be paid to the Executive in a single in-kind distribution within 30 days of the expiration of the period described in Section 2(d) to a brokerage account designated by the Executive in writing (provided that if the Company has provided the notice to the Trustee that the Executive’s right to 100% of the Trust Fund has immediately vested, such payment shall be made within 30 days of such notice).”

          3. Amendment and Restatement of Section 2(f). Section 2(f) of the Trust Agreement shall be amended and restated in its entirety to read as follows:
“(f) Notwithstanding any provision of Section 2(b), the Company may, at any time, accelerate the vesting of the Executive’s rights with respect to some or all of the Trust’s principal by providing written notice to the Trustee specifying the portion of the Trust’s principal with respect to which the Executive rights have become vested. In such event, such portion shall be paid in full to the Executive in a single in-kind distribution within 30 days following the Company’s delivery of such notice to a brokerage account designated by the Executive in writing.”
          IN WITNESS WHEREOF, the parties have executed this Amendment No. 4 as of the date first above written.

Attest:		UAL CORPORATION

/s/ Deborah S. Porter		By:	/s/ Kathryn A. Mikells

Name:	Deborah S. Porter	Name:	Kathryn A. Mikells

Title:	Assistant Corporate Secretary	Title:	Senior Vice President and Chief Financial Officer

Attest:

THE NORTHERN TRUST COMPANY, as Trustee

		By:	/s/ David M. Cyganiak

Name:		Name:	David M. Cyganiak

Title:		Title:	Vice President

PETER D. MCDONALD

/s/ Peter D. McDonald